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As filed with the Securities and Exchange Commission on June 27, 2017

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIBERTY MEDIA CORPORATION
(Exact name of Registrant as specified in its charter)

12300 Liberty Boulevard Englewood, Colorado 80112
Delaware (State or other jurisdiction of incorporation or organization)	(720) 875-5400 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)	37-1699499 (I.R.S. Employer Identification No.)

Copy To:
Richard N. Baer, Esq. Chief Legal Officer Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5400	Renee L. Wilm, Esq. Mollie H. Duckworth, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112-4498 (212) 408-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date hereof.

          If the only securities being registered on this Form are being offered pursuant to dividend reinvestment plans, please check the following box:    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Series C Liberty Formula One common stock, par value $0.01 per share	52,000,000	$35.19	$1,829,880,000	$212,084

(1)
The amount of securities registered pursuant to this registration statement is comprised of 52,000,000 shares of the registrant's Series C Liberty Formula One common stock, par value $0.01 per share ("FWONK"), issued to the selling stockholders.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low sale price of shares of FWONK, as reported on the Nasdaq Global Select Market on June 23, 2017. The proposed maximum offering price per share of FWONK will be determined from time to time by the selling stockholders in connection with, and at the time of, the sale by such selling stockholder of the shares of FWONK registered hereunder.

PROSPECTUS

LIBERTY MEDIA CORPORATION

Up to 52,000,000 Shares
of

Series C Liberty Formula One Common Stock Offered by the Selling Stockholders

        This prospectus relates to the offer and resale of up to 52,000,000 shares of Liberty Media Corporation ("Liberty Media") Series C Liberty Formula One common stock, par value $0.01 per share ("FWONK"), which may be sold from time to time by the selling stockholders named under the heading "Selling Stockholders" herein (each, a "Selling Stockholder").

        The Selling Stockholders may offer and sell the shares of FWONK offered hereby at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers or agents or through any of the other means described in this prospectus under the heading "Plan of Distribution." The Selling Stockholders will bear all discounts, concessions or commissions attributable to the sale or disposition of their shares of FWONK offered and sold hereby.

        This prospectus describes the general manner in which the shares of FWONK may be offered and sold by the Selling Stockholders. We will provide supplements to this prospectus describing the specific manner in which the shares of FWONK may be offered and sold to the extent required by law.

        We will not receive any of the proceeds from the sale of shares of FWONK by the Selling Stockholders. See "Plan of Distribution." We are, however, responsible for expenses incident to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of the shares of FWONK by the Selling Stockholders.

        Shares of FWONK are listed on The Nasdaq Global Select Market ("Nasdaq") under the symbol "FWONK." On June 26, 2017, the closing sale price of shares of FWONK as reported on Nasdaq was $36.44 per share.

        Investing in our securities involves risks. You should carefully consider the matters described under the caption "Risk Factors" beginning on page 7 of this prospectus.

        Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400, and our company website is located at www.libertymedia.com. The information contained on our website is not a part of this prospectus.

        Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is June 27, 2017.

        You should rely only on the information we have provided or incorporated by reference into this prospectus and any prospectus supplement. Neither we nor the Selling Stockholders have authorized any person to provide you with any additional or different information or to make any representations other than those contained in this prospectus and any prospectus supplement. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover page of this prospectus or such prospectus supplement or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not, and the Selling Stockholders are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Commission using a "shelf" registration process. Under this shelf registration process, the Selling Stockholders may sell, in one or more offerings from time to time, up to an aggregate of 52,000,000 shares of FWONK as described in this prospectus. This prospectus provides you with a general description of us and the securities offered under this prospectus.

        We will not receive any proceeds from the sale of shares of FWONK by the Selling Stockholders. The Selling Stockholders may sell their shares of FWONK through any means described below under the heading "Plan of Distribution."

        At the time that any particular offering of shares of FWONK is made, to the extent required by the Securities Act, the Selling Stockholders will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and any documents we incorporate by reference into this prospectus which are described under the heading "Where to Find More Information" before you make an investment decision.

        The shares of FWONK offered under this prospectus by the Selling Stockholders were issued to the Selling Stockholders by us pursuant to investment agreements, between us and the Selling Stockholders, concurrently with the closing of our acquisition of the Formula 1 motorsports business as further described in this prospectus under the headings "The Company–Description of the Formula 1 Acquisition" and "Selling Stockholders."

 THE COMPANY

        The following summary highlights selected information included or incorporated by reference in this prospectus to help you understand our Company and shares of FWONK. For a more complete understanding of our Company and shares of FWONK, we encourage you to read this entire document and the information incorporated by reference herein, including the financial statements of the Company and the notes thereto. All references in this prospectus to the "Company," "Liberty Media," "we," "our" and "us" and words of similar effect refer to Liberty Media Corporation, and, unless the context otherwise requires, its consolidated subsidiaries.

Our Capital Structure

        Under our current restated certificate of incorporation (our "current charter"), our common stock is comprised of three tracking stocks, with each tracking stock divided into three series. Our tracking stocks, which are designated the Liberty SiriusXM common stock, the Liberty Braves common stock and the Liberty Formula One common stock, are intended to track and reflect the separate economic performance of the businesses, assets and liabilities attributed to the SiriusXM Group, the Braves Group and the Formula One Group, respectively. While each group has a separate collection of businesses, assets and liabilities attributed to it, none of these groups is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Hence, holders of our Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have no direct claim to the relevant group's assets, and are not represented by a separate board of directors. Instead, holders of those stocks are stockholders of Liberty Media Corporation, with a single board of directors and subject to all of the risks and liabilities of Liberty Media as a whole.

        At a special meeting of stockholders of the Company held on January 17, 2017, our stockholders approved the adoption of an amendment and restatement of our then-existing charter (1) to change the name of the "Media Group" to the "Formula One Group," (2) to change the name of the "Liberty Media common stock" to the "Liberty Formula One common stock," (3) to reclassify each share of each series of our existing Liberty Media common stock into one share of the corresponding series of Liberty Formula One common stock solely to effect the name change and (4) to make certain conforming changes (the "group name change"). The current charter was filed with the Secretary of State of the State of Delaware on January 24, 2017 and gave effect to the group name change.

        The Liberty SiriusXM common stock tracks and reflects the separate economic performance of the businesses, assets and liabilities attributed to the SiriusXM Group, which includes, among other things, Liberty Media's approximate 67.5% interest in Sirius XM Holdings Inc. ("Sirius XM") as of March 31, 2017. The Liberty Braves common stock tracks and reflects the separate economic performance of the businesses, assets and liabilities attributed to the Braves Group, which includes, among other things, Liberty Media's wholly owned subsidiary Braves Holdings, LLC ("Braves Holdings"), which indirectly owns the Atlanta Braves Major League Baseball club (the "Braves"). The Liberty Formula One common stock, which includes FWONK, tracks and reflects the separate economic performance of the businesses, assets and liabilities attributed to the Formula One Group, which includes Liberty Media's consolidated subsidiary Delta Topco Limited, the parent company of Formula 1 ("Delta Topco"), and the remainder of Liberty Media's businesses, assets and liabilities not attributed to the Liberty SiriusXM Group or the Braves Group, including, among other things, Liberty Media's approximate 34% interest in Live Nation as of March 31, 2017 and its 15.5% inter-group interest in the Braves Group as of March 31, 2017.

Our Business

        We own controlling and non-controlling interests in a broad range of media, communications and entertainment companies. Through our subsidiaries and affiliates, we principally operate in North

America. Our principal businesses and assets include our consolidated subsidiaries Sirius XM, Braves Holdings and Delta Topco, the parent company of Formula 1. In addition to the foregoing businesses, we hold ownership interests in Live Nation Entertainment, Inc. ("Live Nation") and, through Sirius XM, SIRIUS XM Canada, and we maintain investments in "available for sale" securities and related financial instruments in public companies such as Time Warner, Inc. ("Time Warner") and Viacom, Inc. ("Viacom"). Our business strategy and that of our subsidiaries and business affiliates includes selective acquisitions or other strategic initiatives focused on business expansion.

        Sirius XM.    Sirius XM provides a subscription based satellite radio service. Sirius XM transmits music, sports, entertainment, comedy, talk, news, traffic and weather channels as well as infotainment services in the United States on a subscription fee basis through its two proprietary satellite radio systems—the Sirius system and the XM system. Subscribers can also receive their music and other channels, plus features such as SiriusXM On Demand and MySXM, over Sirius XM's Internet radio service, including through applications for mobile devices, home devices and other consumer electronic equipment. Sirius XM is also a leader in providing connected vehicle services. Sirius XM's connected vehicle services are designed to enhance the safety, security and driving experience for vehicle operators while providing marketing and operational benefits to automakers and their dealers. Sirius XM has agreements with every major automaker to offer satellite radios in their vehicles from which Sirius XM acquires the majority of its subscribers. It also acquires subscribers through marketing to owners and lessees of previously owned vehicles that include factory-installed satellite radios that are not currently subscribing to Sirius XM services. Additionally, Sirius XM distributes its radios through retailer stores nationwide and through its website. Satellite radio services are also offered to customers of certain rental car companies.

        Our consolidated subsidiary Sirius XM is attributed to our SiriusXM Group.

        Braves Holdings.    Braves Holdings is our wholly owned subsidiary that indirectly owns and operates the Braves and five minor league baseball clubs (the Gwinnett Braves, the Mississippi Braves, the Rome Braves, the Danville Braves and the GCL Braves). Braves Holdings also operates a baseball academy in the Dominican Republic and leases a baseball facility from a third party in connection with its academy. Until December 31, 2016, Braves Holdings had exclusive operating rights to Turner Field, the home stadium of the Atlanta Braves, pursuant to an Operating Agreement with the Atlanta Fulton County Recreation Authority. Effective for the 2017 season, the Braves relocated into a new ballpark located in Cobb County, a suburb of Atlanta. The facility is leased from Cobb County, Cobb-Marietta Coliseum and Exhibit Hall Authority and will offer a range of activities and eateries for fans. Braves Holdings and its affiliates participated in the construction of the new stadium and are participating in the construction of an adjacent mixed-use development project, which we refer to as the Development Project.

        Our wholly owned subsidiary Braves Holdings is attributed to our Braves Group.

        Formula 1.    As discussed further below under "—Description of the Formula 1 Acquisition," on January 23, 2017, we acquired 100% of the fully diluted equity interests of Delta Topco, the parent company of the group of companies that exploit exclusive commercial rights pertaining to the FIA Formula One World Championship® (the "World Championship") (such companies, together with Delta Topco, "Formula 1"), other than a nominal number of equity securities held by the Teams (as defined below). The World Championship is an annual, approximately nine-month long, motor race-based competition in which teams (the "Teams") compete for the Constructors' Championship and drivers compete for the Drivers' Championship. The World Championship is a global series with a varying number of events ("Events") taking place in different countries around the world each season. During 2016, 21 Events took place in 21 countries across Europe, Asia-Pacific, the Middle East and North and South America. Formula 1 is followed by hundreds of millions of television viewers in over 200 territories, and Formula 1's largest Events have hosted live audiences of up to 350,000 on race weekends, such as the British Grand Prix at the Silverstone circuit and the Mexican Grand Prix at the Autódromo Hermanos Rodríguez.

        For additional information about Formula 1, please see Item 1 ("Business") of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein.

        Our consolidated subsidiary Delta Topco is attributed to our Formula One Group.

        Live Nation.    We beneficially owned approximately 34% of the issued and outstanding shares of Live Nation common stock as of March 31, 2017. Live Nation is considered the world's largest live entertainment company and seeks to innovate and enhance the live entertainment experience for artists and fans before, during and after the show. Live Nation has four business segments: concerts; sponsorship and advertising; ticketing and artist nation.

        Our equity affiliate Live Nation is attributed to our Formula One Group.

        Time Warner.    As of March 31, 2017, we beneficially owned 4,252,831 shares of Time Warner common stock, representing less than 1% of the outstanding common stock of Time Warner. Of the shares we beneficially own, 464,323 have been pledged as collateral to secure obligations of certain subsidiaries of Braves Holdings pursuant to credit facilities entered into by those subsidiaries to fund certain costs of the Development Project.

        Our shares of Time Warner common stock are attributed to our Formula One Group.

Description of the Formula 1 Acquisition

        The following describes certain material terms of, and documents and agreements related to, the Formula 1 Acquisition (as defined below). This summary is not complete and it is qualified in its entirety by reference to the Second SPA (as defined below), which is incorporated by reference as Exhibit 10.57 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the documents and agreements that are incorporated herein by reference.

        On September 7, 2016, Liberty Media entered into two definitive stock purchase agreements relating to the purchase by our indirect wholly-owned subsidiary, Liberty GR Cayman Acquisition Company, a company registered in the Cayman Islands (the "Buyer"), of 100% of the fully diluted equity interests of Delta Topco, other than a nominal number of equity securities held by the Teams (the "Formula 1 Acquisition"). For the purposes of this prospectus, references to "F1 Shares" include outstanding ordinary shares in Delta Topco, and references to "F1 Loan Notes" include the 10% unsecured loan notes due November 24, 2060, issued by Delta Topco pursuant to an unsecured loan note instrument dated November 24, 2006, as amended and restated from time to time.

        On September 7, 2016, Liberty Media, the Buyer, Formula 1 and certain selling shareholders of Formula 1 (the "Initial Sellers") entered into the first stock purchase agreement (the "First SPA"), pursuant to which the Buyer purchased 18.7% of the fully diluted F1 Shares and F1 Loan Notes from the Initial Sellers for an aggregate purchase price of approximately $746 million (the F1 Shares and the F1 Loan Notes purchased pursuant to the First SPA hereinafter referred to as the "initial securities"). The transactions contemplated by the First SPA were consummated on September 7, 2016, immediately following its execution and delivery (the "First Closing").

        Pursuant to the First SPA, on October 27, 2016, the Buyer purchased additional F1 Shares and F1 Loan Notes (the "additional securities") from certain of the Initial Sellers to increase its ownership percentage in Formula 1 to approximately 19.1% of the fully diluted F1 Shares and F1 Loan Notes outstanding on the closing of the purchase of the additional securities (the "Additional Closing"). The aggregate purchase price paid at the Additional Closing was approximately $13 million.

        Also on September 7, 2016, Liberty Media, the Buyer, Formula 1 and the Initial Sellers entered into the second stock purchase agreement (the "Second SPA"). Pursuant to the Second SPA, the other shareholders of Formula 1 (together with the Initial Sellers, the "Formula 1 Selling Shareholders") (i) entered into a deed of adherence to the Second SPA before the closing of the Second SPA (the "Second Closing") or (ii) became bound by the terms of the Second SPA pursuant to a drag along notice issued by Formula 1 pursuant to Formula 1's Articles of Association. Pursuant to the Second SPA:

  •
  the purchase and sale of the initial securities and the additional securities consummated pursuant to the First SPA was unwound in full immediately prior to the Second Closing;

  •
  the amount of cash paid to the Initial Sellers at the First Closing and the Additional Closing was credited against the amount of cash payable at the Second Closing;

  •
  immediately following the unwind of the First Closing and the Additional Closing, and prior to the Second Closing, a substantial portion of the issued and outstanding F1 Loan Notes were converted into additional F1 Shares and the remaining portion of the issued and outstanding F1 Loan Notes were converted into subordinated exchangeable debt instruments (the "Exchangeable Notes") issued by Delta Topco in an aggregate principal amount of approximately $351 million through an amendment and restatement to the existing loan note instrument constituting the F1 Loan Notes; and

  •
  the Buyer acquired from the Formula 1 Selling Shareholders 100% of the fully diluted F1 Shares (other than a nominal number of equity securities held by the Teams).

        Pursuant to the Second SPA, following the request by a nominee appointed by the Formula 1 Selling Shareholders (the "Sellers' Representative"), on December 13, 2016, Liberty Media entered into investment agreements (the "Investment Agreements") with certain third party investors (including the Selling Stockholders) pursuant to which such third party investors agreed to purchase an aggregate of 62 million shares of FWONK at a price of $25.00 per share, for an aggregate purchase price of $1.55 billion. The transactions contemplated by the Investment Agreements were consummated concurrently with the Second Closing. The net proceeds received under the Investment Agreements were used to fund a portion of the cash consideration payable to the Formula 1 Selling Shareholders at the Second Closing, and increased such cash consideration by an amount equal to the proceeds received by Liberty Media pursuant to the Investment Agreements (less selling expenses) and decreased the number of shares of FWONK otherwise issuable to the Formula 1 Selling Shareholders by the number of shares of FWONK actually sold pursuant to the Investment Agreements. Liberty Media did not retain any proceeds from the sale of shares of FWONK to the Selling Stockholders pursuant to the Investment Agreements.

        At the Second Closing, pursuant to a side letter entered into with the Sellers' Representative under the Second SPA, we purchased approximately 19 million shares of FWONK (the "Reserved Shares") at the reference price of $21.26, thereby increasing the cash consideration payable to the Formula 1 Selling Shareholders by $400 million. A portion of the net proceeds from Liberty Media's private offering of $450 million aggregate principal amount of its 1.0% cash convertible senior notes due 2023, which closed on January 23, 2017, was used to fund the increase in the cash consideration to the Formula 1 Selling Shareholders resulting from Liberty Media's purchase of the Reserved Shares. The Reserved Shares are reserved by Liberty Media in treasury for possible issuance to the Teams and any such sales of these shares to the Teams will be at a purchase price of $21.26 per share. To the extent such shares are not issued to the Teams within six months following the Second Closing, the shares will be retired. The aggregate number of shares of Series C Liberty Formula One common stock issued at the Second Closing did not change as a result of this transaction. Only the allocation of the approximately 137 million shares of FWONK changed as follows: approximately 56 million to the

Formula 1 Selling Shareholders, 62 million to the third party investors and approximately 19 million into treasury.

        The Second Closing was completed on January 23, 2017. The aggregate purchase price paid to the Formula 1 Selling Shareholders under the Second SPA was approximately $4.4 billion (calculated at the time of transaction announcement, assuming a valuation for the shares of FWONK of $21.26), consisting of:

  •
  $3.05 billion in cash (including the cash paid to the Initial Sellers at the First Closing and the Additional Closing, and the proceeds received by Liberty Media pursuant to the Investment Agreements);

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  approximately $351 million in principal amount of the Exchangeable Notes (which consisted of outstanding F1 Loan Notes that were converted upon the Second Closing); and

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  approximately 56 million newly issued shares of FWONK.

Corporate Information

        Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400.

RISK FACTORS

        An investment in shares of FWONK involves risk. Before investing in shares of FWONK, you should carefully consider the information incorporated by reference or included in this prospectus, including the risk factors described in Item 7 ("Management's Discussion and Analysis of Financial Condition and Results of Operations") of Part I and Item 1A ("Risk Factors") of Part II and Item 1A ("Risk Factors") of Part I of our annual report on Form 10-K for the year ended December 31, 2016, together with the matters addressed in the section of this prospectus entitled "Cautionary Note Regarding Forward-Looking Statements." Such risks are not the only ones that relate to our businesses and capitalization. The risks incorporated by reference herein are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on our businesses. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. If any of the events described in the documents incorporated by reference herein were to occur, our businesses, prospects, financial condition, results of operations and/or cash flows could be materially adversely affected, which in turn could have a material adverse effect on the value of our common stock, including shares of FWONK. See "Where to Find More Information."

 CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

        Certain statements in this prospectus and in the documents incorporated by reference herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our business, product and marketing strategies; new service offerings; revenue growth and subscriber trends at Sirius XM; the recoverability of our goodwill and other long-lived assets; the performance of our equity affiliates; our projected sources and uses of cash; Sirius XM's stock repurchase program; the anticipated non-material impact of certain contingent liabilities related to legal and tax proceedings; the integration of Formula 1; and other matters arising in the ordinary course of business. In particular, statements incorporated by reference in "Risk Factors" contain forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors (as they relate to our consolidated subsidiaries and equity affiliates) that could cause actual results or events to differ materially from those anticipated:

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  consumer demand for our products and services and our ability to adapt to changes in demand;

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  competitor responses to our products and services;

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  uncertainties inherent in the development and integration of new business lines and business strategies;

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  uncertainties associated with product and service development and market acceptance, including the development and provision of programming for satellite radio and telecommunications technologies;

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  our significant dependence upon automakers;

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  our ability to attract and retain subscribers in the future is uncertain;

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  our future financial performance, including availability, terms and deployment of capital;

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  the integration of Formula 1;

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  our ability to successfully integrate and recognize anticipated efficiencies and benefits from the businesses we acquire;

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  the ability of suppliers and vendors to deliver products, equipment, software and services;

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  interruption or failure of our information technology and communication systems, including the failure of Sirius XM's satellites, could negatively impact our results and brand;

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  changes and uncertainties in the market for music rights;

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  the outcome of any pending or threatened litigation;

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  availability of qualified personnel;

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  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission and consumer protection laws, and adverse outcomes from regulatory proceedings;

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  changes in the nature of key strategic relationships with partners, vendors and joint ventures;

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  general economic and business conditions and industry trends;

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  consumer spending levels, including the availability and amount of individual consumer debt;

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  rapid technological and industry changes;

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  harmful interference our businesses' service may experience from wireless operations;

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  impairments by third-party intellectual property rights;

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  our indebtedness could adversely affect the operations and could limit the ability of our subsidiaries to react to changes in the economy or our industry;

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  failure to protect the security of personal information about our customers, subjecting our businesses to potentially costly government enforcement actions or private litigation and reputational damage;

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  capital spending for the acquisition and/or development of telecommunications networks and services;

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  the impact of AT&T's agreement to acquire Time Warner on our 2.25% Exchangeable Senior Debentures due 2046;

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  the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate; and

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  natural catastrophes, threatened terrorist attacks, political unrest in international markets and ongoing military action around the world.

For additional risk factors, please see "Risk Factors" above and Item 7 ("Management's Discussion and Analysis of Financial Condition and Results of Operations") of Part II and Item 1A ("Risk Factors") of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements contained in this prospectus and in the documents incorporated by reference herein. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of FWONK by the Selling Stockholders. The Selling Stockholders will receive all of the net proceeds from the sale of their shares of FWONK pursuant to this prospectus. See "Selling Stockholders."

SELLING STOCKHOLDERS

        This prospectus relates to the offer and sale of up to 52,000,000 shares of FWONK, which may be sold from time to time by the Selling Stockholders listed below. The shares of FWONK offered pursuant to this prospectus were issued and sold to the Selling Stockholders at the Second Closing pursuant to the terms and conditions of the each Selling Stockholders' respective Investment Agreement (collectively, the "Seller Investment Agreements") in transactions that were exempt from the registration requirements of the Securities Act. See "The Company—Description of the Formula 1 Acquisition" for additional information regarding the Formula 1 Acquisition.

        Pursuant to the Seller Investment Agreements, we agreed to file the registration statement of which this prospectus forms a part covering the resale of the shares of FWONK offered hereby. See "—The Seller Investment Agreements" for additional information regarding the Seller Investment Agreements.

        The Selling Stockholders listed in the table below may offer and sell, pursuant to this prospectus, any or all of such shares of FWONK beneficially owned by them at the time of such offer and sale and offered hereby in accordance with one or more of the methods of distribution described under the caption "Plan of Distribution."

        The following table sets forth certain information known to us, based on written representations from the Selling Stockholders, with respect to their beneficial ownership of shares of FWONK. Because each Selling Stockholder may sell all or some of such Selling Stockholder's shares of FWONK from time to time under this prospectus, no estimate can be given at this time as to the number of shares of FWONK that will be held by a particular Selling Stockholder following any particular sale of shares of FWONK by such Selling Stockholder. Therefore, for the purposes of calculating the number of shares of FWONK beneficially owned by each Selling Stockholder after a sale of shares of FWONK pursuant to this prospectus and the percentage of outstanding shares of FWONK owned by each Selling Stockholder after a sale of shares of FWONK pursuant to this prospectus, we have assumed that all of the shares of FWONK owned by each Selling Stockholders that may be sold pursuant to this prospectus have been sold. Changes in the information concerning the Selling Stockholders will be set forth in supplements to this prospectus to the extent required by law. When we refer to the Selling Stockholders in this prospectus, we mean the entities listed in the table below, as well as their permitted transferees under the Seller Investment Agreements. In the table below, the percentage of outstanding shares of FWONK is based upon 186,836,381 shares of FWONK outstanding as of May 31, 2017.

Name	Number of shares of FWONK beneficially owned prior to the offering	Number of shares of FWONK beneficially owned after the offering	Number of shares of FWONK that may be sold	Percentage of outstanding shares of FWONK prior to the offering	Percentage of outstanding shares of FWONK after the offering
Coatue Long Only Offshore Master Fund Ltd.	450,600	0	450,600	*	0%
Coatue Offshore Master Fund, Ltd.	5,549,400	0	5,549,400	3.0%	0%
D. E. Shaw Kalon Portfolios, L.L.C.	3,000,000	0	3,000,000	1.6%	0%
D. E. Shaw Valence Portfolios, L.L.C.	3,003,583	3,583	3,000,000	1.6%	*
JANA Master Fund, Ltd.	1,988,213	0	1,988,213	1.1%	0%
JANA Nirvana Master Fund, L.P.	2,011,787	0	2,011,787	1.1%	0%
Ruane, Cunniff & Goldfarb Inc.	14,992,041	2,992,041	12,000,000	8.0%	1.6%
Soroban Master Fund LP	7,438,800	0	7,438,800	4.0%	0%
Soroban Opportunities Master Fund LP	4,561,200	0	4,561,200	2.4%	0%
VGE III Portfolio Ltd.	3,630,682	0	3,630,682	1.9%	0%
Viking Global Equities LP	1,937,500	0	1,937,500	1.0%	0%
Viking Global Equities II LP	113,636	0	113,636	*	0%
Viking Global Opportunities Illiquid Investments Sub-Master LP	4,000,000	0	4,000,000	2.1%	0%
Viking Long Fund Master Ltd.	2,318,182	0	2,318,182	1.2%	0%

Total	54,995,624	2,995,624	52,000,000	29.4%	1.6%

*
Less than 1%.

        We prepared the above table based on information supplied to us by the Selling Stockholders named in the table. No Selling Stockholder has indicated that it has had any material relationship with us or our affiliates during the past three years, and no Selling Stockholder has indicated that such Selling Stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

The Seller Investment Agreements

        The shares of FWONK to which this prospectus relates are comprised of 52,000,000 shares of FWONK issued and sold to the Selling Stockholders pursuant to the Seller Investment Agreements at a price of $25.00 per share, for an aggregate purchase price of $1.3 billion. The transactions contemplated by the Seller Investment Agreements were consummated concurrently with the Second Closing. The net proceeds received under the Seller Investment Agreements were used to fund a portion of the cash consideration payable to the Formula 1 Selling Shareholders at the Second Closing, and increased such cash consideration by an amount equal to the proceeds received by Liberty Media pursuant to the Seller Investment Agreements (less selling expenses) and decreased the number of shares to be issued to the Formula 1 Selling Shareholders by an amount equal to the number of shares of FWONK issued and sold to the Selling Stockholders pursuant to the Seller Investment Agreements. We did not retain any proceeds from the sale of shares of FWONK to the Selling Stockholders pursuant to the Seller Investment Agreements.

        Each of the Seller Investment Agreements contains substantially similar terms and conditions, including customary representations and warranties and registration rights. Under the Seller Investment Agreements, subject to the termination of the Lock-Up Period (as defined below), each Selling Stockholder is entitled to two demand registrations and unlimited piggyback registration rights to sell all or a portion of the shares of FWONK held by such Selling Stockholder that were issued and sold pursuant to such Selling Stockholder's respective Seller Investment Agreement and that have not been transferred ("registrable securities") pursuant to a registration statement filed by Liberty Media. The aggregate market value of registrable securities that are the subject of a demand registration request, as such amount is determined on the cover page of the registration statement, must be at least $100 million and Liberty Media will not be obligated to effect more than one demand registration statement in any 180 day calendar period. If a demand registration is an underwritten public offering (subject to certain exceptions), the Selling Stockholders demanding registration may select the managing underwriters and counsel for such offering, subject to the approval of Liberty Media (such approval not to be unreasonably withheld).

        The Seller Investment Agreements also include provisions regarding our and the Selling Stockholders' mutual indemnification rights and obligations relating to the registration of the Selling Stockholders' shares of FWONK. Under the Seller Investment Agreements, we agreed to indemnify and hold harmless each Selling Stockholder (and each Selling Stockholder's respective officers, directors, stockholders, members, controlling affiliates and affiliates) to the fullest extent lawful against damages, directly or indirectly caused by, relating to, arising out of, based upon or in connection with any untrue statement of material fact (or alleged untrue statement of material fact) in this prospectus, or any amendment or supplement hereto, or any omission or alleged omission to state a material fact required to be stated in this prospectus, or any amendment or supplement hereto, necessary to make the statements herein, in light of the circumstances under which they were made, not misleading. Our obligations to indemnify the Selling Stockholders will not extend to any damages to a Selling Stockholder directly caused by a statement or omission in this prospectus, or any amendment or supplement hereto, made in reliance upon and in conformity with written information furnished to us by the Selling Stockholder expressly for use herein, or in any amendment or supplement hereto, relating to the Selling Stockholder. Similarly, under the Seller Investment Agreements, the Selling Stockholders agreed to indemnify us (and our officers, directors, controlling affiliates and affiliates of the foregoing) against any and all damages to the extent directly caused by any untrue statement of material fact (or alleged untrue statement of material fact) or any omission or alleged omission to state a material fact to the extent such untrue statement or omission was made in reliance upon and in conformity with written information furnished to us by the Selling Stockholder expressly for use in this prospectus, or any amendment or supplement hereto. Each Selling Stockholder's obligation to indemnify us is limited to the proceeds received by such Selling Stockholder from the sale of registrable securities related to the matter in which damages are sought.

        The foregoing description describes certain material terms of the Seller Investment Agreements. This summary is not complete and it is qualified in its entirety by reference to the Form of Investment Agreement, which is filed as Exhibit 99.1 to Liberty Media's Current Report on Form 8-K filed with the Commission on December 14, 2016.

Lock-Up Arrangements

        At the Second Closing, Liberty Media and each Selling Stockholder entered into Lock-Up Agreements (the "Lock-Up Agreements") with respect to the shares of FWONK purchased by each Selling Stockholder pursuant to the Seller Investment Agreements. Pursuant to the Lock-Up Agreements, during the Lock-Up Period, the Selling Stockholders agreed to not, directly or indirectly, sell, offer to sell, transfer, assign, encumber, hypothecate, pledge, make any short sale or maintain any short position or enter into any other arrangement that would transfer to another party, in whole or in part, any of the economic consequences of ownership of, or otherwise dispose of, any shares of FWONK purchased by the Selling Stockholders.

        The "Lock-Up Period" commenced upon the Second Closing and was scheduled to terminate upon the earlier of (i) the six month anniversary of the Second Closing and (ii) the corresponding day of the fourth week following the closing of an underwritten offering on behalf of the Formula 1 Selling Shareholders in an aggregate amount not to exceed $930 million (plus an additional number of shares of FWONK which may be sold upon the exercise of a customary option granted to the underwriters of such offering), at an offering price of no less than $25.00 per share (the "F1 Selling Shareholder Underwritten Offering"). On May 24, 2017, the Formula 1 Selling Shareholders completed the F1 Selling Shareholder Underwritten Offering, pursuant to which the F1 Selling Shareholders sold an aggregate of 27,096,775 shares of FWONK (not including the exercise in full of the underwriters' option to purchase additional shares of FWONK as described above). Following the closing of the F1 Selling Shareholder Underwritten Offering, the Lock-Up Period applicable to the shares of FWONK purchased by the Selling Stockholders expired on June 21, 2017.

 PLAN OF DISTRIBUTION

        The Selling Stockholders may sell the shares of FWONK covered by this prospectus using one or more of the following methods:

  •
  underwriters in a public offering;

  •
  "at the market offerings" to or through market makers or into an existing market for the securities;

  •
  one or more block trades in which a broker-dealer will attempt to sell the shares of FWONK as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  •
  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  broker-dealers, who may agree with the Selling Stockholders to sell a specified number of their respective shares of FWONK at a stipulated price per share;

  •
  privately negotiated transactions;

  •
  short sales (including short sales "against the box");

  •
  trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

  •
  any combination of the foregoing; or

  •
  any other method permitted pursuant to applicable law.

        The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of FWONK owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of FWONK, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the donee, pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholders also may transfer our common shares owned by them in other circumstances, in which case the donees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        In connection with the sale of shares of FWONK, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of FWONK in the course of hedging the positions they assume. The Selling Stockholders may also sell their respective shares of FWONK short and deliver these securities to close out their short positions, or loan or pledge their respective shares of FWONK to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of FWONK offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of shares of FWONK may include the following information to the extent required by applicable law:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the purchase price of the shares;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any initial public offering price; and

  •
  any discounts or concessions allowed or reallowed or paid to dealers.

        The Selling Stockholders also may sell all or a portion of their respective shares of FWONK in open market transactions in reliance upon Rule 144 under the Securities Act, regardless of whether the shares are offered in this prospectus, provided that they meet the criteria and conform to the requirements of that rule.

        There can be no assurance that the Selling Stockholders will sell any or all of their respective shares of FWONK offered by this prospectus.

        The aggregate proceeds to the Selling Stockholders from the sale of their respective shares of FWONK offered by them will be the purchase price of the shares of FWONK less discounts or commissions, if any. Each Selling Stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares of FWONK to be made directly or through agents. We will not receive any of the proceeds from the sale of shares of FWONK by the Selling Stockholders.

        The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of their respective shares of FWONK may be deemed by the Commission to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may therefore be underwriting discounts and commissions under the Securities Act.

        As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of shares of FWONK pursuant to this prospectus.

        In order to comply with the securities laws of some states, if applicable, shares of FWONK may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of FWONK may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for shares of FWONK, or sales made to or through a market maker other than on an exchange.

        We will bear the costs relating to the registration and sale of the shares of FWONK offered by this prospectus, other than any underwriting discounts and commissions and transfer taxes, if any. We have agreed to indemnify the Selling Stockholders against certain damages, including liabilities with respect to any violation by us of the Securities Act, the Exchange Act and state securities laws applicable to us and relating to the registration of the shares of FWONK offered by this prospectus that have not directly resulted from written information about the Selling Stockholders furnished by or on behalf of the Selling Stockholders to us expressly for use in connection with such registration. See "Selling Stockholders—The Investment Agreements."

 LEGAL MATTERS

        Certain legal matters with respect to the validity of the securities that may be sold pursuant to this prospectus will be passed upon for us by Baker Botts L.L.P., New York, New York.

 EXPERTS

        The consolidated financial statements of Liberty Media Corporation as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement on Form S-3 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 consolidated financial statements refers to a change in the method of accounting for share-based payments due to the Company's adoption of FASB ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

 WHERE TO FIND MORE INFORMATION

        We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the securities that may be sold using this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about Liberty Media and the securities that may be sold pursuant to this prospectus.

        The Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and is deemed to be part of this document except for any information superseded by this document or any other document incorporated by reference into this document. We incorporate by reference the following documents, previously filed with the Commission by us and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering described herein (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K):

  •
  Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 28, 2017;

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed on May 9, 2017;

  •
  Current Reports on Form 8-K (other than any portion thereof furnished or deemed furnished), filed on January 19, 2017, May 16, 2017, May 24, 2017 and May 30, 2017; and

  •
  The description of our capital stock contained in Amendment No. 1 to our Form 8-A filed under the Exchange Act on January 24, 2017, and any amendment or report filed for the purpose of updating such description.

        Any statement, including financial statements, contained in the filings (or portions of the filings) incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any supplement or amendment to this prospectus modifies, conflicts with or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (720) 875-5400
Attention: Investor Relations

        Our annual, quarterly and current reports and other information are on file with the Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our SEC filings are also available to the public from the Commission's website at http://www.sec.gov and can be found by searching the EDGAR archives on the website. In addition, our SEC filings and other information about us may be obtained from our website at www.libertymedia.com, although information contained on any website referenced in this prospectus is not incorporated by reference into and does not constitute a part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses Of Issuance And Registration.

        The following table sets forth the costs and expenses payable by us in connection with the transaction being registered. All amounts are estimates except the registration fee.

Registration fee	$212,084
Legal fees and expenses	50,000
Accounting fees and expenses	25,000
Printing expenses	25,000
Transfer agent and registrar fees and expenses	20,000

Total	$332,084

Item 15.    Indemnification Of Directors And Officers.

        Section 145 of the Delaware General Corporation Law ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

        Article V, Section E of the Restated Certificate of Incorporation (the "Charter") of the Registrant provides as follows:

        1.    Limitation On Liability.    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Registrant will not be liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Registrant existing at the time of such repeal or modification.

        2.    Indemnification.

          (a)    Right to Indemnification.    The Registrant will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the Charter. The Registrant will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Registrant.

          (b)    Prepayment of Expenses.    The Registrant will pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

          (c)    Claims.    If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Registrant, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney's fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the Registrant will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

          (d)    Non-Exclusivity of Rights.    The rights conferred on any person by Article V, Section E of the Charter will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, the bylaws of the Registrant, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

          (e)    Other Indemnification.    The Registrant's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

        3.    Amendment or Repeal.    Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the Charter will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 16.    Exhibits And Financial Statement Schedules.

        (a)    Exhibits.    The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit No.		Document
4.1		Form of Investment Agreement (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Liberty Media Corporation, filed on December 14, 2016).
4.2
Specimen certificate for shares of the Company's Series C Liberty Formula One common stock, par value $.01 per share (incorporated by reference to Exhibit 4.7 to the Company's Amendment No. 1 to Form 8-A (File No. 001-35707), as filed on January 24, 2017).
5.1	*	Opinion of Baker Botts L.L.P. with respect to the validity of the shares of Series C Liberty Formula One common stock being registered.
23.1	*	Consent of KPMG LLP.
23.2	*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	*	Power of Attorney (included on page II-5 of this Registration Statement).

*
Filed herewith

Item 17.    Undertakings.

        We hereby undertake:

          (a)(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4)   that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5)   insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue; and

          (6)   that, for the purpose of determining any liability under the Securities Act to any purchaser:

              (i)  each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of and included in the registration statement as of the date the filed prospectus was deemed to be part of and included in the registration statement; and

             (ii)  each prospectus required to be filed pursuant to Rule 424(b)(7) as part of the registration statement in reliance on Rule 430B of the Securities Act relating to an offering pursuant to the registration statement for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B of the Securities Act, for liability purposes of the registrant and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, state of Colorado, on June 27, 2017.

LIBERTY MEDIA CORPORATION
By:	/s/ CRAIG TROYER
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard N. Baer, Esq. and Craig Troyer, Esq., and each of them, either of whom may act without the joinder of the other, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN C. MALONE John C. Malone	Chairman of the Board and Director	June 27, 2017
/s/ GREGORY B. MAFFEI Gregory B. Maffei	Chief Executive Officer (Principal Executive Officer), President and Director	June 27, 2017
/s/ MARK D. CARLETON Mark D. Carleton	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 27, 2017
/s/ ROBERT R. BENNETT Robert R. Bennett	Director	June 27, 2017

Signature	Title	Date

/s/ BRIAN DEEVY Brian Deevy	Director	June 27, 2017
/s/ M. IAN G. GILCHRIST M. Ian G. Gilchrist	Director	June 27, 2017
/s/ EVAN D. MALONE Evan D. Malone	Director	June 27, 2017
/s/ DAVID E. RAPLEY David E. Rapley	Director	June 27, 2017
/s/ LARRY E. ROMRELL Larry E. Romrell	Director	June 27, 2017
/s/ ANDREA L. WONG Andrea L. Wong	Director	June 27, 2017

EXHIBIT INDEX

Exhibit No.		Document
4.1		Form of Investment Agreement (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Liberty Media Corporation, filed on December 14, 2016).
4.2
Specimen certificate for shares of the Company's Series C Liberty Formula One common stock, par value $.01 per share (incorporated by reference to Exhibit 4.7 to the Company's Amendment No. 1 to Form 8-A (File No. 001-35707), as filed on January 24, 2017).
5.1	*	Opinion of Baker Botts L.L.P. with respect to the validity of the shares of Series C Liberty Formula One common stock being registered.
23.1	*	Consent of KPMG LLP.
23.2	*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	*	Power of Attorney (included on page II-5 of this Registration Statement).

*
Filed herewith